EXHIBIT 5.1
JONES DAY
222 East 41st Street • New York, New York 10017
TELEPHONE: (212) 326-3939 • FACSIMILE: (212) 755-7306
December 6, 2005
International Coal Group, Inc.
2000 Ashland Drive
Ashland, Kentucky 41101

Re:	8,525,302 Shares of Common Stock of International Coal Group, Inc.
Issued or Issuable Pursuant to the International Coal Group, Inc. 2005 Equity and
Performance Incentive Plan, a Non-Qualified Stock Option Agreement
and a Restricted Stock Agreement
Ladies and Gentlemen:
     We are acting as counsel for International Coal Group, Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance and sale by the Company of up to 7,687,500 shares of common stock, $0.01 par value, of the Company (the “Plan Shares”) pursuant to the International Coal Group, Inc. 2005 Equity and Performance Incentive Plan (the “Plan”) and 319,052 shares of common stock (the “Option Shares”) upon the exercise of stock options granted pursuant to a Non-Qualified Stock Option Agreement between the Company and an executive officer of the Company (the “Option Agreement”), and (ii) the resale by certain selling stockholders of 312,500 restricted shares of common stock granted pursuant to the Plan and 206,250 restricted shares of common stock granted pursuant to a Restricted Stock Agreement between the Company and an executive officer of the Company (collectively the “Restricted Shares”).
     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:
     1. The Plan Shares issuable pursuant to the Plan have been duly authorized and, when issued and sold in accordance with the Plan against payment in consideration therefor, will be validly issued, fully paid and nonassessable.
ATLANTA · BEIJING · BRUSSELS · CHICAGO · CLEVELAND · COLUMBUS · DALLAS · FRANKFURT · HONG KONG · HOUSTON
IRVINE · LONDON · LOS ANGELES · MADRID · MENLO PARK · MILAN · MOSCOW · MUNICH · NEW DELHI · NEW YORK
PARIS · PITTSBURGH · SAN DIEGO · SAN FRANCISCO · SHANGHAI · SINGAPORE · SYDNEY · TAIPEI · TOKYO · WASHINGTON

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JONES DAY
December 6, 2005

     2. The Option Shares issuable pursuant to the Option Agreement have been duly authorized and, when issued and sold in accordance with the Option Agreement against payment in consideration therefor, will be validly issued, fully paid and nonassessable.
     3. The Restricted Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day